UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): JUNE 20, 1996
                                                           (SEPTEMBER 3, 1996)

                         Commission file number 0-26374

                       PLAY BY PLAY TOYS & NOVELTIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           Texas                                           74-2623760
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                 4400 Tejasco
                          SAN ANTONIO, TEXAS 78218-0267
              (Address of principal executive offices and zip code)


                                 (210) 829-4666
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         As previously reported, on May 1, 1996, Play By Play Toys & Novelties, Inc. ("the Company", which term shall be deemed to include its subsidiaries, unless the context indicates otherwise) entered into an Asset Purchase Agreement (the "Agreement") with Ace Novelty Co., Inc. ("Ace"), Specialty Manufacturing Ltd., ACME Acquisition Corp., Benjamin H. Mayers, Lois E. Mayers, Ronald S. Mayers, Karen Gamoran and Beth Weisfield (collectively "Sellers") to acquire, through the Company's wholly owned subsidiary, Ace Novelty Acquisition Co., Inc. ("ANAC"), certain of the assets and assume certain of the liabilities of Sellers (the "Acquisition"). On June 20, 1996, the Company completed the Acquisition. Under the terms of the Agreement, the Company acquired substantially all of the operating assets, business operations and facilities of Sellers, including four warehouse and distribution centers located in Bellevue, Washington; Los Angeles, California; Chicago, Illinois; and Burnaby, British Columbia, Canada for approximately $46.2 million, consisting of approximately $39.6 million in cash, $2.9 million in subordinated debt and the assumption of approximately $3.7 million of certain liabilities of Sellers, primarily trade payables and accrued liabilities. The Company or ANAC have entered into employment agreements with James A. Weisfield, former executive officer of and Saul Gamoran, a former consultant to Ace. Ronald S. Mayers tendered his resignation on July 11, 1996 to pursue other business interests. In connection with the acquisition, certain principals and selling stockholders executed non-compete agreements in favor of the Company. In addition, the Company issued a Warrant to Purchase Common Stock entitling Sellers to purchase up to 35,000 shares of the Company's common stock at a price per share equal to $14.90 exercisable after one year from the acquisition closing date, or earlier in the event the Company effects certain registration of the Company's common stock, if any.

         Pursuant to the Agreement, the Company acquired substantially all of Sellers' accounts receivable, inventory, property, equipment, real estate, intellectual property and certain other assets. The real estate acquired by the Company in connection with the Acquisition includes the land and building comprising Sellers' warehouse and distribution center in Chicago, Illinois, and an undivided 51% interest in the land and building comprising Sellers' warehouse and distribution center in Los Angeles, California. The Company has leased the remaining undivided 49% interest in the Los Angeles facility as well as the Bellevue, Washington warehouse and distribution center from Ace. Pursuant to the Agreement, the Burnaby, British Columbia, Canada warehouse and distribution center, as well as certain other properties situated throughout the United States previously operated by Sellers, were assigned to and assumed by the Company in connection with the Acquisition. The Company intends to use such facilities and equipment substantially in the same manner as they were used by Sellers. The intellectual property acquired from Sellers consists principally of the trademarks and logos of "Ace" and "Acme." As a condition of closing, Sellers were required to obtain consents to assignment from Warner Bros. relative to Looney Tunes licenses for the mass market, amusement industry and the Space Jam animated/live action motion picture starring basketball superstar Michael Jordan and the Looney Tunes characters. In addition, Sellers agreed to use reasonable best efforts to obtain consents to assignment covering the remaining licenses and other contracts acquired from Sellers in connection with the Acquisition.

         The debt incurred by the Company in connection with the acquisition consisted of (i) approximately $34.0 million in revolving credit and term loans under a credit agreement dated June 20, 1996 (the "Credit Agreement") among Chemical Bank (the "Bank") as agent, Heller Financial, Inc. and Texas Commerce Bank N.A. (the "Lenders"), and the Company, ANAC and Newco Novelty, Inc., a wholly owned subsidiary of ANAC, as borrowers, (ii) a $3.0 million subordinated loan from the Company's Chairman of the Board and Chief Executive Officer, Arturo G. Torres, and (iii) a $2.9 million subordinated loan from Ace. The Credit Agreement provides for a revolving credit, term loan and letter of credit facility (the "Credit Facility") with a maximum aggregate commitment of $65.0 million. The Credit Facility replaced the Company's $10.0 million Revolving Credit and Term Loan Agreement with Letter of Credit Facility with NationsBank of Texas, N.A. The Credit Facility provides for a $53.0 million revolving line of credit commitment, subject to availability under a borrowing base calculated by reference to the level of eligible accounts receivable and inventory, and includes a $15.0 million sublimit for the issuance of letters of credit. The revolving credit facility matures on June 20, 1998. The Credit Facility also includes a $12.0 million acquisition term loan which requires sixty equal monthly principal payments of $200,000 plus accrued interest beginning August 1, 1996, with the entire unpaid balance being due and payable on June 20, 2001.

         Interest on borrowings outstanding under the revolving line of credit is payable monthly at an annual rate equal to, or at the Company's option, (i) the Bank's Alternate Base Rate (as defined below) plus 0.50% or (ii) the LIBOR rate plus 2.50%. For amounts outstanding under the term loans, interest is payable monthly in arrears at an annual rate equal to, or at the Company's option, (i) the Bank's Alternate Base Rate (as defined below) plus 0.75% or (ii) the LIBOR rate plus 2.75%. The Bank's "Alternate Base Rate", means, as of any day of determination thereof, a rate per annum equal to the greater of (i) the Prime Rate (as defined in the Credit Facility) in effect on such a day, (ii) the Federal Funds Effective Rate (as defined in the Credit Facility) in effect for such a day plus 0.50% and (iii) the Base CD Rate (as defined in the Credit Facility) in effect for such a day plus 1.0%. In connection with the Credit Facility, the Company paid a structuring fee of $585,000 to the Bank and the Lenders. Further, the Company agreed to pay a quarterly fee of 0.50% of the unused portion of the revolving credit commitment, a fee of 2.0% of the face amount of letters of credit when issued and an annual administrative fee equal to $100,000.

         The Credit Facility is secured by a first lien on substantially all of the Company's assets, including 65% of the issued and outstanding stock of its foreign subsidiaries. The Credit Facility excludes the assets of the Company's foreign subsidiaries, but requires the Company to maintain certain financial ratios, including tangible net worth, leverage and debt coverage ratios. Negative covenants include restrictions on new indebtedness, sale or transfer of assets, advances to third parties and advances to foreign subsidiaries in excess of $650,000 per fiscal year during the term of the Credit Facility. The Company's ability to pay dividends is restricted by the aforementioned covenants. In addition, the Credit Facility prohibits Mr. Torres from significantly reducing his ownership in the Company below specified levels, which levels are reduced in the event of a secondary public offering of the Company's common stock.

         To partially finance the Acquisition, Mr. Torres provided a $3.0 million unsecured demand loan. Interest on this loan is payable monthly at the Bank's Alternate Base Rate and repayment of the note is subordinated to payment of the Credit Facility pursuant to the terms of a Subordination Agreement dated June 20, 1996 by and among Mr. Torres, the Company and the Bank. Outstanding and unpaid principal and interest on the Torres loan is payable no later than June 21, 1998, however, earlier repayment of the note is permissible contingent upon the Company's attainment of certain financial ratios and upon the receipt and acceptance by the Bank of the Company's monthly unaudited financial statements for the month ending November 30, 1996.

         As part of the consideration for the Acquisition, Ace received a $2.9 million note from the Company. The first installment on the Ace note in the amount of $600,000 is due and payable two business days following the determination of the Final Balance Sheet (as defined in the Agreement) of Ace and accrues interest at 8.0% per annum. The second installment on the Ace note in the amount of $1.0 million is due and payable on December 20, 1996, of which $500,000 is subject to offset against any claims by the Company against Ace. The third installment on the Ace note in the amount of $500,000 is due June 20, 1997 and is also subject to offset against any claims by the Company against Ace. The fourth installment on the Ace note in the amount of $800,000 is due and payable on June 21, 1998 and is also subject to offset against any claims by the Company against Ace. Interest on the Ace note, other than with respect to the first installment of $600,000, is payable monthly in arrears at a rate of 12.0% per annum during the first six months and 10.0% per annum thereafter, except with respect to the $800,000 payment due June 21, 1998, which will continue to bear interest at 12.0% per annum. Payment of all obligations under the Ace note is subordinate to payment of the Credit Facility. The note is secured by a security interest in certain assets of the Company which is also subordinate to those securing the Credit Facility.

ITEM 7.  FINANCIAL STATEMENTS, FINANCIAL INFORMATION AND EXHIBITS.

(a)  Financial Statements of Business Acquired

     The financial statements of Ace Novelty Co., Inc. and subsidiaries which were to be filed by amendment to the Registrant's Current Report on Form 8-K, dated July 5, 1996, are filed herewith.

     (i) Audited consolidated balance sheets as of December 31, 1994, 1995 and the unaudited consolidated balance sheet as of March 31, 1996.

     (ii) Audited consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995.

     (iii) Unaudited consolidated statements of operations for the three months ended March 31, 1995 and 1996.

     (iv) Audited consolidated statements of cash flows for the years ended December 31, 1993, 1994 and 1995.

     (v) Unaudited consolidated statements of cash flows for the three months ended March 31, 1995 and 1996.

     (vi)  Notes to consolidated financial statements.

(b)  Pro Forma Financial Information

     The Registrant's pro forma financial information, which was to be filed by amendment to the Registrant's Current Report on Form 8-K, dated July 5, 1996, is filed herewith.

     (i) Notes to unaudited pro forma combined condensed financial information.

     (ii) Unaudited pro forma combined condensed balance sheet for the nine months ended April 30, 1996 (for the Company and for Ace Novelty Co., Inc. and Subsidiaries).

     (iii) Notes to the unaudited pro forma combined condensed balance sheet.

     (iv) Unaudited pro forma combined condensed statements of operations for the year ended July 31, 1995 (for the Company and Ace Novelty Co., Inc. and Subsidiaries).

     (v) Unaudited pro forma combined condensed statements of operations for the nine months ended April 30, 1996 (for the Company and for Ace Novelty Co., Inc. and Subsidiaries).

     (vi) Notes to the unaudited pro forma combined condensed statements of operations.

(c) The following exhibits, from which schedules and attachments have been omitted and will be furnished to the Commission upon its request, are filed with this report on Form 8-K/A. Exhibits incorporated by reference to a prior filing (on Form 8-K) are designated by an asterisk (*); all other exhibits not so designated are documents required to be filed as exhibits to this Form 8-K/A.

                                INDEX TO EXHIBITS
EXHIBIT
NUMBER      EXHIBIT DESCRIPTION
- --------    --------------------

 2.1* Asset Purchase Agreement dated May 1, 1996 by and among Ace Novelty Acquisition Co., Inc. a Texas corporation, Play By Play Toys & Novelties, Inc., a Texas corporation and the parent corporation of Buyer, Ace Novelty Co., Inc., a Washington corporation, Specialty Manufacturing Ltd., a British Columbia, Canada corporation, ACME Acquisition Corp., a Washington corporation, and Benjamin H. Mayers and Lois E. Mayers, husband and wife, Ronald S. Mayers, a married individual, Karen Gamoran, a married individual, and Beth Weisfield, a married individual.

 2.2* Amendment No. 1 to Asset Purchase Agreement dated June 20, 1996 by and among Play By Play Toys & Novelties, Inc., Ace Novelty Co., Inc. and Subsidiaries, Specialty Manufacturing Ltd., ACME Acquisition Corp.and Benjamin H. Mayers, Lois E. Mayers, Ronald S. Mayers, Karen Gamoran and Beth Weisfield.

 4*       Play By Play Toys & Novelties, Inc. Warrant to Purchase Common
          Stock.

10.1* Credit Agreement dated June 20, 1996, by and among Play By Play Toys & Novelties, Inc., Ace Novelty Acquisition Co., Inc., Newco Novelty, Inc. and Chemical Bank, a New York banking corporation as agent for the lenders.

10.2* Promissory Note dated June 20, 1996, of Play By Play Toys & Novelties, Inc. payable to the order of Arturo G. Torres in the principal sum of $3,000,000.

10.3* Subordination Agreement dated June 20, 1996, by and among Arturo Torres, Play By Play Toys & Novelties, Inc. and Chemical Bank.

10.4* Loan Agreement dated June 20, 1996 by and between Arturo G. Torres and Play By Play Toys & Novelties, Inc.

10.5* Promissory Note dated June 20, 1996, of Ace Novelty Acquisition Co., Inc. payable to the order of Ace Novelty Co., Inc. in the principal sum of $2,900,000.

23.1      Consent of Coopers & Lybrand L.L.P. - Seattle, Washington

                                    SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                               PLAY BY PLAY TOYS & NOVELTIES, INC.

                               By:
                                        Juanita E. Lozano
                                        CHIEF FINANCIAL OFFICER AND TREASURER

Dated:  September 3, 1996

                          INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS:                                      PAGE
   Report of Independent Accountants ............................   10
   Consolidated Balance Sheets as of December 31, 1994
     and 1995, and March 31, 1996 (Unaudited) ...................   11
   Consolidated Statements of Operations for the years
     ended December 31, 1993, 1994 and 1995 .....................   12
   Consolidated Statements of Operations for the three
     months ended March 31, 1995 (Unaudited) and 1996 (Unaudited)   13
   Consolidated Statements of Cash Flows for the years
     ended December 31, 1993, 1994 and 1995 .....................   14
   Consolidated Statements of Cash Flows for the three
     months ended March 31, 1995 (Unaudited) and 1996 (Unaudited)   15
   Notes to Consolidated Financial Statements ...................   16

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:
   Notes to Unaudited Pro Forma Combined Condensed
     Financial Information .......................................   24
   Unaudited Pro Forma Combined Condensed Balance Sheet
     as of April 30, 1996 ........................................   27
   Notes to Unaudited Pro Forma Combined Condensed
     Balance Sheet ...............................................   28
   Unaudited Pro Forma Combined Condensed Statements
     of Operations for the year ended July 31, 1995 ..............   25
   Notes to Unaudited Pro Forma Combined Condensed
     Statements of Operations ....................................   26
   Unaudited Pro Forma Combined Condensed Statements
     of Operations for the nine months ended April 30, 1996 ......   29
   Notes to Unaudited Pro Forma Combined Condensed
     Statements of Operations ....................................   30

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Ace Novelty Co., Inc.
Bellevue, Washington

We have audited the accompanying consolidated balance sheets of Ace Novelty Co., Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11 to the consolidated financial statements, in May 1996, the Company entered into an agreement to sell substantially all of its net assets and operations in exchange for cash, notes and the assumption of liabilities.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ace Novelty Co., Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                               COOPERS & LYBRAND L.L.P.

Seattle, Washington
April 25, 1996, except for Note 11 as to which the date is May 1, 1996

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         DECEMBER 31,            MARCH 31,
                                                                   1994           1995             1996
                                                               ------------    ------------    ------------
                                                                                               (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents ..............................   $    160,884    $     32,421    $     65,382
   Notes and accounts receivable, net of allowances
     of $2,187,857 and 2,212,518 in 1994 and 1995,
     respectively .........................................     15,316,738       9,134,501      11,849,510
   Inventories ............................................     25,552,450      19,123,289      20,166,583
   Federal and state income taxes receivable ..............      1,248,404          68,254          64,544
   Deferred income taxes ..................................           --         2,470,500       2,470,500
   Prepaid expenses and other current assets ..............        934,444         473,179         465,437
                                                              ------------    ------------    ------------
       Total current assets ...............................     43,212,920      31,302,144      35,081,956
Equipment and leasehold improvements, at cost
   Equipment ..............................................     11,591,364       7,204,699       6,663,083
   Leasehold Improvements .................................      3,706,441       4,390,358       4,405,936
                                                              ------------    ------------    ------------
                                                                15,297,805      11,595,057      11,069,019
   Less accumulated depreciation and amortization .........     (8,710,978)     (6,234,286)     (5,927,990)
                                                              ------------    ------------    ------------
                                                                 6,586,827       5,360,771       5,141,029
                                                              ------------    ------------    ------------
Due from related parties ..................................      1,382,353       1,999,011       1,923,334
                                                              ------------    ------------    ------------
       Total assets .......................................   $ 51,182,100    $ 38,661,926    $ 42,146,319
                                                              ============    ============    ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Bank overdraft .........................................   $    457,743    $    688,295    $  1,056,093
   Accounts payable and other accrued liabilities .........      6,503,342       4,505,923       5,140,838
   Notes payable ..........................................     32,290,094      22,394,864      25,655,113
   Due to related parties .................................          5,955            --              --
   Accrued employee retirement ............................        564,513         413,060         417,573
   Federal, state and foreign income taxes payable ........        256,184         216,184         191,757
   Current portion of long-term debt ......................      1,159,617       3,313,321       3,313,321
                                                              ------------    ------------    ------------
       Total current liabilities ..........................     41,237,448      31,531,647      35,774,695
LONG-TERM LIABILITIES:
   Long-term debt less current portion ....................     12,103,746       7,429,566       7,079,992
   Due to related parties .................................      1,644,834       1,586,142       1,575,924
                                                              ------------    ------------    ------------
       Total liabilities ..................................     54,986,028      40,547,355      44,430,611
                                                              ------------    ------------    ------------
Commitments and contingencies
STOCKHOLDERS' DEFICIT:
   Common stock - $50 par value; 20,000 shares authorized,
     issued and outstanding ...............................      1,000,000       1,000,000       1,000,000
   Cumulative foreign currency translation adjustments ....       (290,261)       (156,990)       (132,701)
   Retained earnings ......................................      4,673,351       3,865,505       3,060,462
   Due from stockholders and related parties ..............     (9,187,018)     (6,593,944)     (6,212,053)
                                                              ------------    ------------    ------------
       Total stockholders' deficit ........................     (3,803,928)     (1,885,429)     (2,284,292)
                                                              ------------    ------------    ------------
       Total liabilities and stockholders' deficit ........   $ 51,182,100    $ 38,661,926    $ 42,146,319
                                                              ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                          1993            1994             1995
                                                      ------------    ------------    ------------
Net sales .........................................   $ 87,421,386    $ 86,015,180    $ 66,036,152
Cost of sales .....................................     65,943,079      69,356,564      45,808,236
                                                      ------------    ------------    ------------
                                                        21,478,307      16,658,616      20,227,916

Selling, general and administrative expenses ......     38,166,407      31,283,883      20,508,075
                                                      ------------    ------------    ------------
       Loss from continuing operations ............    (16,688,100)    (14,625,267)       (280,159)
Other income (expense):
   Interest income (related party amounts are
     $312,456, $246,171 and $421,270, respectively)        307,886         608,726         593,804
   Interest expense (related party amounts are
     $185,549, $130,561 and $174,632, respectively)     (2,240,754)     (4,878,319)     (5,009,045)
   Other (related party management fees are
     $750,000 and $544,403 in 1994 and 1995,
     respectively) ................................      1,768,399       1,079,739       1,096,260
                                                      ------------    ------------    ------------
       Loss from continuing operations before
       income tax benefit .........................    (16,852,569)    (17,815,121)     (3,599,140)

Income tax benefit ................................      4,122,953       1,691,988       2,470,500
                                                      ------------    ------------    ------------
       Loss from continuing operations ............    (12,729,616)    (16,123,133)     (1,128,640)
Discontinued operations,  net of income tax .......        778,669            --           320,794
                                                      ------------    ------------    ------------
       Net loss ...................................   $(11,950,947)   $(16,123,133)   $   (807,846)
                                                      ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       1995             1996
                                                   ------------    ------------
                                                            (UNAUDITED)
Net sales ......................................   $ 14,409,239    $ 11,324,632
Cost of sales ..................................     10,137,191       7,460,882
                                                   ------------    ------------
                                                      4,272,048       3,863,750

Selling, general and administrative expenses ...      5,606,510       3,868,549
                                                   ------------    ------------
       Loss from operations ....................     (1,334,462)         (4,799)

Other income (expense):
   Interest income .............................         56,327         133,714
   Interest expense ............................     (1,267,476)       (990,480)
   Other .......................................        324,396          56,523
                                                   ------------    ------------
       Net loss ................................   $ (2,221,215)   $   (805,042)
                                                   ============    ============
The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                            1993            1994             1995
                                                       ------------    -------------    ------------
OPERATING ACTIVITIES:
   Net loss ........................................   $(11,950,947)   $ (16,123,133)   $   (807,846)
   Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
     Depreciation and amortization .................      1,108,110        1,444,248       1,044,268
     Gain on sale of assets ........................        (31,265)         (37,962)       (251,416)
     Deferred income taxes .........................        659,786        1,356,427      (2,470,500)
     Changes in:
        Notes and accounts receivable, net .........      7,658,378        1,277,282       6,182,237
        Inventories ................................        572,423        6,545,626       6,429,161
        Prepaid expenses and other current assets ..     (2,152,501)       1,857,920         461,265
        Due from related parties ...................        (57,996)         452,039        (616,658)
        Adjustment of due from related parties .....      4,023,638        2,627,998            --
        Accounts payable and accrued liabilities ...     (2,756,975)         389,427      (1,994,919)
        Accrued employee retirement ................       (625,862)          12,872        (151,453)
        Federal, state and foreign income taxes
          receivable/payable .......................     (5,492,749)       2,287,201       1,140,150
                                                       ------------    -------------    ------------
         Net cash provided by (used in)
           operating activities ....................     (9,045,960)       2,089,945       8,964,289
                                                       ------------    -------------    ------------
INVESTING ACTIVITIES:
   Acquisition of business .........................           --         (4,001,000)           --

   Additions to equipment and leasehold improvements     (2,097,172)      (2,426,081)     (1,313,086)
   Proceeds from sale of discontinued operations,
     equipment and other assets ....................         28,642           37,962       1,746,294
                                                       ------------    -------------    ------------
         Net cash provided by (used in)
            investing activities ...................     (2,068,530)      (6,389,119)        433,208
                                                       ------------    -------------    ------------
FINANCING ACTIVITIES:
   Advances to shareholders and related parties ....    (10,364,586)      (2,556,496)       (249,064)
   Repayments from shareholders and related parties       1,864,200             --         2,842,138
   Principal payments on long-term debt ............     (4,885,659)        (721,534)     (2,522,977)
   Proceeds from long-term debt ....................      7,081,020        7,625,606            --
   Bank overdraft ..................................        430,205       (4,093,536)        230,551
   Proceeds from notes payable .....................     67,832,774      106,619,000      89,846,730
   Principal payments on notes payable .............    (49,882,565)    (101,551,643)    (99,741,960)
   Advances from shareholders and related parties ..        126,126          278,430          56,968
   Repayments to shareholders and related parties ..     (1,279,932)      (1,058,699)       (121,617)
                                                       ------------    -------------    ------------
         Net cash (used in) provided by
           financing activities ....................     10,921,583        4,541,128      (9,659,231)
                                                       ------------    -------------    ------------
Foreign currency translation .......................        (58,162)        (335,689)        133,271
                                                       ------------    -------------    ------------
         Net decrease in cash and cash equivalents .       (251,069)         (93,735)       (128,463)
Cash and cash equivalents:
   Beginning of year ...............................        505,688          254,619         160,884
                                                       ------------    -------------    ------------
   End of year .....................................   $    254,619    $     160,884    $     32,421
                                                       ============    =============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                   1995             1996
                                                               ------------    ------------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
   Net loss ................................................  $ (2,221,215)   $   (805,042)
   Adjustments to reconcile net loss to net cash
          provided by (used in) operating activities:
     Depreciation and amortization .........................       314,772         253,677
     Gain on sale of assets ................................         2,000          10,346
     Changes in:
        Accounts and notes receivable, net .................      (266,290)     (2,715,009)
        Inventories ........................................    (1,048,165)     (1,043,294)
        Prepaid expenses and other current assets ..........       123,288           7,742
        Due from related parties ...........................        98,344          75,677
        Accounts payable and accrued liabilities ...........      (975,278)        634,915
        Accrued employee retirement ........................        60,006           4,513
        Federal, state and foreign income taxes
          receivable/payable ...............................       648,165         (20,717)
                                                              ------------    ------------
         Net cash used in operating activities .............    (3,264,373)     (3,597,192)
INVESTING ACTIVITIES:
   Additions to equipment and leasehold improvements .......      (471,293)        (44,282)
                                                              ------------    ------------
         Net cash used in investing activities .............      (471,293)        (44,282)
                                                              ------------    ------------
FINANCING ACTIVITIES:
   Advances to shareholders and related parties ............      (696,288)       (116,040)
   Repayments from shareholders and related parties ........     1,391,051         497,931
   Principal payments on long-term debt ....................      (282,889)       (349,574)
   Bank overdraft ..........................................      (457,743)        367,798
   Proceeds from notes payable .............................    21,408,000      14,604,249
   Principal payments on notes payable .....................   (17,565,582)    (11,344,000)
   Advances from shareholders and related parties ..........        53,808           2,167
   Repayments to shareholders and related parties ..........       (56,859)        (12,386)
                                                              ------------    ------------
         Net cash used in financing activities .............     3,793,498       3,650,145
                                                              ------------    ------------
Foreign currency translation ...............................       (72,622)         24,290
                                                              ------------    ------------
Net increase (decrease) in cash and cash equivalents .......       (14,790)         32,961
Cash and cash equivalents:
   Beginning of year .......................................       160,884          32,421
                                                              ------------    ------------
   End of year .............................................  $    146,094    $     65,382
                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         DESCRIPTION OF BUSINESS
         Ace Novelty Co., Inc. and Subsidiaries (the "Company") sells stuffed toys and novelty products to the amusement industry in the United States and Canada, including the nation's premier theme parks and family entertainment centers. The Company designs, develops, markets and distributes stuffed toys based upon licenses for children's entertainment characters and corporate trademarks as well as proprietary characters developed and owned by the Company.

         PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of Ace Novelty Co., Inc. and its wholly-owned subsidiaries, Specialty Manufacturing Ltd., Bairnbright Company, Ltd., Carecraft Co., Ltd., Easy Success Company, Ltd. and TTM Manufacturing Company. TTM Manufacturing Company was liquidated in 1994. Bairnbright Company, Ltd. and Carecraft Co., Ltd. were liquidated in 1995. All significant intercompany balances and transactions have been eliminated in the financial statements.

         INVENTORIES Inventories are stated at the lower of first-in, first-out cost or market.

         EQUIPMENT AND LEASEHOLD IMPROVEMENTS
         Equipment and leasehold improvements are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets as follows:

                 Equipment                         4 - 8 years
                 Leasehold improvements            Term of lease or useful
                                                     life, whichever is shorter

         Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains or losses on dispositions of properties are reflected in income at the time of disposal.

         INCOME TAXES
         Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes under Financial Accounting Standards Board Statement No. 109, ACCOUNTING FOR INCOME TAXES ("STATEMENT NO. 109"). Prior to January 1, 1993, the Company accounted for income taxes under Accounting Principles Board Opinion No. 11, ACCOUNTING FOR INCOME TAXES. The cumulative effect of this change on net loss was not significant. Under Statement No. 109, the differences between the tax basis of assets and liabilities and their financial statement amounts are reflected as deferred income taxes using enacted tax rates. A valuation allowance is established for deferred tax assets if it is more likely than not that all or some portion of the deferred tax asset will not be realized. Income tax expense or benefit is the tax payable or receivable for the period and the change during the period in net deferred tax assets and liabilities.


ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED:

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         FOREIGN EXCHANGE
         The Company translates the assets and liabilities of its foreign operations at rates of exchange in effect at year-end. Revenues, expenses and cash flows of foreign operations are translated at the average rates of exchange during the year. Gains and losses resulting from translations of the balance sheet accounts are accumulated as a separate component of stockholders' equity until such time that the foreign entity is sold or liquidated.

         REVENUE RECOGNITION Sales and related costs are recorded by the Company upon shipment of products to buyers.

         ACCOUNTING ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying value approximates fair value because of the short maturity of these instruments.

         NOTES RECEIVABLE
         Notes receivable of approximately $2 million bear interest at rates which approximate short-term borrowing rates. Accordingly, the carrying amounts approximate fair value.

         NOTES PAYABLE, DUE TO RELATED PARTIES AND LONG-TERM DEBT Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of notes payable, due to related parties and long-term debt. Accordingly, the carrying amounts approximate fair value.

3.       INVENTORIES:

         Inventories consist of the following on December 31:
                                               1994               1995
                                               ----               ----
                  Finished goods           $22,348,184       $17,620,879
                  Raw materials              2,970,067         1,502,410
                  Work in process              234,199                --
                                           ------------      ------------
                                           $25,552,450       $19,123,289

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED:

4.       FINANCING ARRANGEMENTS:

         NOTES PAYABLE
         Notes payable consist of the following on December 31:
                                                                              1994          1995
                                                                          -----------   -----------
  Notes payable to banks, pursuant to a $30,000,000 line of credit interest payable at prime plus 1.5% with 2% deferred (12% at
    December 31, 1995); expiring on October 31, 1996 ..................   $31,207,594   $21,635,864
  Notes payable to banks, pursuant to a $5,000,000 line of credit, interest payable at prime plus 1.5% with 2% deferred (12% at
    December 31, 1995); expiring on October 31, 1996 ..................     1,050,000       759,000
  Notes payable to employees, interest at prime rate ..................         2,500          --

  Notes payable, interest payable at 10.0% ............................        30,000          --
                                                                          -----------   -----------

                                                                          $32,290,094   $22,394,864
                                                                          ===========   ===========

LONG-TERM DEBT
Long-term debt consists of the following on December 31:
                                                                              1994          1995
                                                                          -----------   -----------
  Notes payable to bank, with interest payable at prime plus .50% (9%
     at December 31, 1995); principal and interest payments of
    $62,061 per month, balance due April 30, 1998 .....................   $ 5,974,923   $ 5,786,338
  Notes payable to banks, with interest payable at prime plus .25%
    (8.75% at December 31, 1995); quarterly principal payments
    of $150,000; balance due October 31, 1996 .........................     4,200,000     2,280,000
  Notes payable in connection with purchase of ACME Premium
    Supply Corp., with interest payable at prime plus 2%
    (10.5% at December 31, 1995) ......................................     2,790,000     2,549,141
  Various notes, with interest of 12%, principal due through 1996 .....       248,440       127,408
  Notes payable to a former franchisor for the purchase of a franchise, with interest at 10%, annual principal payments
    of $50,000 ........................................................        50,000          --
       -------                                                            -----------   -----------
                                                                           13,263,363    10,742,887
  Less current portion ................................................     1,159,617     3,313,321
                                                                          -----------   -----------
                                                                          $12,103,746   $ 7,429,566
                                                                          ===========   ===========

         Aggregate scheduled future principal payment requirements on long-term debt are as follows:
           YEAR ENDING DECEMBER 31

                           1996                     $  3,313,321
                           1997                        1,436,115
                           1998                        5,993,451
                                                    -------------
                                                    $ 10,742,887

         Substantially all of the Company's receivables, inventories and equipment are pledged as collateral on the notes payable and long-term note payable to banks. These loans have priority over all other loans. Two of the Company's stockholders have personally guaranteed borrowings pursuant to these loans. A related party has pledged certain real estate as collateral for the note payable to a bank. A related party has granted an interest in a partnership as collateral for the notes issued in conjunction with the purchase of Acme Premium Supply Corp.

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED:


4.       FINANCING ARRANGEMENTS, CONTINUED:

         In 1994, the Company was unable to meet certain covenants in its then existing bank credit agreement and in March 1994 received notice of default. In February 1995, a new credit agreement was negotiated in the aggregate amount of $54,100,000 (including the $4,200,000 term loan) through December 31, 1995. In November 1995, the credit agreement was extended to October 31, 1996. As part of this extension, the aggregate commitment was reduced to $37,430,000 (including the balance of the long-term note payable to banks at the time of $2,430,000). The credit agreement includes restrictive covenants which require, among other things, that the Company maintain Shareholders' Equity (as defined) of not less than $1,250,000 and achievement of certain operating results. The Company was in compliance with its bank debt restrictive covenants at December 31, 1995.

         In April 1996, the Company restructured the payments due on its notes payable in connection with the purchase of ACME Premium Supply Corp. The restructuring includes minimum payments totaling $800,000 in 1996 and additional payments based on the achievement of certain operating results. The amounts due under this agreement bear interest at prime plus 2%.

         At December 31, 1995, the Company was contingently liable for payments of letters of credit drawn in favor of foreign suppliers aggregating approximately $862,000.

         During 1994 approximately $1,208,000 of notes payable to employees were assumed by a stockholder as partial payment of previous advances made to the stockholder by the Company. The Company in 1994, also guaranteed a $260,000 standby letter of credit for a company owned by certain officers and/or directors of the Company.

        The weighted average interest rates on short-term borrowings outstanding as of December 31, 1993, 1994 and 1995 were 6.2%, 8.8% and 11.2%, respectively. Interest payments on all obligations were $2,252,624, $4,502,764 and $4,932,461 in 1993, 1994 and 1995, respectively.

5.      ACME ACQUISITION:

        In January 1994, the Company acquired substantially all the assets of ACME Premium Supply Co. and K&A Enterprises, Inc. (collectively "ACME"). The acquisition of ACME's assets was accounted for as a purchase. The purchase price of the assets acquired including assumed liabilities was approximately $4,001,000. In addition, the Company advanced $2,000,000 to a related entity to acquire real property previously leased to ACME. Net assets acquired included approximately $14,278,000 of current assets, $1,165,000 of property, plant and equipment, $162,000 of other assets and $11,604,000 of assumed liabilities.

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED:


6.      DISCONTINUED OPERATIONS:

         In 1994, the Company decided to sell its Print Shop division. Accordingly, the operations of the Print Shop division are stated separately as a discontinued operation in the accompanying consolidated financial statements of the Company. In 1993, 1994 and 1995, the division's sales were $8,161,379, $6,315,538 and $2,304,187, respectively. In April 1995, the division was sold for $4,520,000 which resulted in a gain of $320,794, net of the 1995 loss from operation of the division of $179,206. The income attributable to discontinued operations for 1993 of $778,669 is net of income tax of $383,524. The net assets of the Print Shop included in the 1994 consolidated balance sheet of the Company are summarized as follows:

              Accounts receivable                     $1,224,000
              Inventory                                1,700,000
              Property and equipment, net                904,000
              Accounts payable                          (925,000)
                                                      ------------
                  Net assets                          $2,903,000

7.       EMPLOYEE BENEFIT PLANS:

         DEFINED BENEFIT PENSION PLAN

         Prior to 1991, the Company suspended its defined benefit pension plan such that employees in the plan at the date of suspension no longer earn additional benefits and no new employees are eligible to enter the plan.

         The funding policy for the suspended defined benefit plan is to contribute amounts actuarially determined as necessary to provide benefits to participants, and in amounts necessary to meet the minimum contribution level stipulated by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The following table summarizes the funded status of the suspended plan and related liabilities recognized in the consolidated balance sheets of the Company.

                                                                        1994          1995
                                                                 -----------    ----------
Actuarial present value of benefit obligations:
    Vested ...................................................   $ 1,097,708    $1,207,402
    Nonvested ................................................        24,424          --
                                                                 -----------    ----------
Accumulated benefit obligations ..............................     1,122,132     1,207,402
                                                                 -----------    ----------
Projected benefit obligations ................................     1,122,132     1,207,402
                                                                 -----------    ----------
Plan assets at fair value, primarily stocks, bonds and
  real estate investments ....................................     1,193,400     1,053,811
                                                                 -----------    ----------
Projected benefit obligation more than (less than) plan assets       (71,268)      153,591
Unrecognized net gain ........................................       483,389       241,156
                                                                 -----------    ----------
Accrued pension liability ....................................   $   412,121    $  394,747
                                                                 ===========    ==========

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.       EMPLOYEE BENEFIT PLANS, CONTINUED:

         DEFINED BENEFIT PENSION PLAN, CONTINUED

         Pension cost (credit) included the following components:
                                                 1993         1994        1995
                                               --------    ---------    --------

Interest cost on projected benefit
  obligation................................. $ 94,646    $  88,676    $ 88,152
Expected return on plan assets ..............  (78,838)     (37,654)    (89,472)
Net amortization of prior gains .............  (38,010)    (148,386)    (16,554)
                                               --------    ---------    --------
    Net periodic pension (credit) ........... $(22,202)   $ (97,364)   $(17,874)
                                               ========    =========    ========

         The assumptions used in the actuarial calculations were as follows:

                                                   1993      1994       1995
                                                  ------    ------    -------
Discount or settlement rate ...............        8.3%      8.0%       7.25%
Expected long-term rate of return on assets        8.3%      8.0%       8.00%

         The defined contribution plan covers substantially all employees with at least one year of service and who have attained the age of 21 years. A portion of the Company contribution is discretionary and a portion is a percentage match of the employees contribution. The Company contributions for December 31, 1993, 1994 and 1995 were $41,746, $63,128 and $47,670, respectively.

8.       COMMITMENTS AND CONTINGENCIES:

         LEASES
         The Company leases office, sales and warehouse space, primarily from related parties, under noncancelable operating leases expiring through 2010. At December 31, 1995, minimum rental payments, net of expected sublease receipts, are as follows:
                           GROSS                           NET
                           RENTAL        SUBLEASE         RENTAL
                          PAYMENTS       RECEIPTS        PAYMENTS
                          -----------   -----------   -----------
      1996                $ 1,664,520   $   761,540   $   902,980
      1997                  1,635,899       603,840     1,032,059
      1998                  1,246,800       603,840       642,960
      1999                  1,115,562       603,840       511,722
      2000                    984,324       299,680       684,644
Thereafter                 10,942,396       295,200    10,647,196
                          -----------   -----------   -----------
                          $17,589,501   $ 3,167,940   $14,421,561
                          ===========   ===========   ===========

         Net rental expense under these leases and other month-to-month agreements was $2,031,092, $1,706,200 and $1,302,742 in 1993, 1994 and
         1995, respectively.

         ROYALTIES
         The Company licenses trademarks and entertainment characters and pays associated royalties based on sales of the related products. Substantially all of the license agreements are for periods of one to four years and include guaranteed minimum royalty payments over the life of the agreements. Royalty expenses are reported in cost of sales in the statement of operations.

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8.       COMMITMENTS AND CONTINGENCIES, CONTINUED:

         ROYALTIES, CONTINUED:
         Future guaranteed minimum royalty obligations by year end and in the aggregate under license agreements consist of the following at December 31:

                  1996                   $   198,321
                  1997                       135,000
                  1998                     2,200,076
                  1999                     1,900,000
                                         -----------
                           Total         $ 4,433,397

         CONTINGENCIES
         The Company is involved in various legal matters arising in the normal course of business including a dispute with the purchaser of the print shop division. The dispute arose over the operation of the business during the transition of ownership. In addition, certain regulatory agencies are reviewing the sale of the division for possible regulatory violations. Although the outcome is not determinable at this time, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.
 .
         CONCENTRATION OF CREDIT RISK
         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of note and trade receivables. The concentration of credit risk with respect to note and trade receivables is generally limited due to the large number of customers comprising the Company's customer base, and their dispersion across different industries and geographies. As such, the Company generally does not require collateral from its customers.

9.       TRANSACTIONS WITH RELATED PARTIES:

         The Company sells certain merchandise and provides management services to companies owned by officers/shareholders of the Company. In addition, the Company leases certain offices, sales and warehouse space from related parties. A summary of these transactions and the balances at December 31 is presented below:

                                                   1993         1994          1995
                                               -----------   -----------  ----------
Sale of merchandise ........................   $ 5,126,212   $ 1,910,666  $     --
Purchase of merchandise ....................        77,925         --           --
Rent expense ...............................     1,811,971    1,339,870    1,327,777
Interest expense ...........................       185,549      130,561      174,632
Interest and management fee income .........       312,456      996,171      965,673
Due to related parties .....................     2,431,060    1,650,791    1,586,144
Advances to shareholders and related parties    11,094,715   10,569,371    8,592,955

         Amounts due to and from related parties include receivables or payables to officers/shareholders and certain entities in which they have ownership interests. Management believes that advances to stockholders and related parties, including amounts reflected as a reduction of equity, will be realized in cash or transfer of assets. Amounts due from certain entities are equal to the estimated net realizable value of their assets consisting principally of trade receivables, inventories and property, plant and equipment.

         Amounts due between the Company, its officers and affiliates bear interest at the prime rate (8.5% at December 31, 1995).

ACE NOVELTY CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

10.      INCOME TAXES:

 Income taxes consist of the following:
                                        1993            1994            1995
                                        ----            ----            ----
    Taxes currently refundable before giving effect to foreign tax credits:

    Federal ......................   $(4,806,570)   $(2,558,048)   $      --
    State ........................      (380,730)      (430,058)          --
    Foreign ......................       404,561        (60,309)          --
                                     -----------    -----------    -----------

                                      (4,782,739)    (3,048,415)          --
Deferred taxes ...................       659,786      1,356,427     (2,470,500)
                                     -----------    -----------    -----------

        Total income tax (benefit)   $(4,122,953)   $(1,691,988)   $(2,470,500)
                                     ===========    ===========    ===========

         Deferred Federal income taxes are provided for temporary differences which result principally from use of accelerated depreciation methods for certain assets, inventory costs (Uniform Capitalization Rules), bad debts, and certain other accruals.

         The Company's effective income tax rate differs from the U.S. Statutory Federal income tax rate of 34% due to certain expenses that are not deductible for income tax purposes, the lower rates of foreign jurisdictions and state taxes. The Company made no income tax payments in 1994 and 1995.

         The tax effect of items that comprise a significant portion of deferred tax assets and liabilities at December 31, 1994 and 1995 are as follows:

                                                      1994           1995
                                                  -----------    -----------
Deferred income tax asset:
     Bad debt reserve .........................   $   786,097    $   811,613
     Inventory ................................       349,836        357,632
     Accrued liabilities ......................       295,229        151,180
     Foreign tax credits ......................     1,601,099      1,601,099
     Net operating loss carryforward ..........     2,471,118      3,800,096
     Other ....................................        50,449         51,729
                                                  -----------    -----------
         Total gross deferred income tax assets     5,553,828      6,773,349

     Less valuation allowance .................    (5,553,828)    (4,302,849)
                                                  -----------    -----------
         Net deferred income taxes ............   $     --       $ 2,470,500
                                                  ===========    ===========

         The valuation allowance (increased) decreased by $(5,553,828) and $1,250,979 during the years ended December 31, 1994 and 1995. Net operating loss carryforwards of $10,381,000 are available to offset taxable income in future years until their expiration beginning in 2010.

11.      SUBSEQUENT EVENT:

         In May 1996, the Company entered into an agreement to sell substantially all its net assets and operations in exchange for cash, notes and the assumption of liabilities. The Company will also receive forgiveness of debt from certain lenders.

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information consists of the Unaudited Pro Forma Combined Condensed Statement of Operations for the year end July 31, 1995 and the nine months ended April 30, 1996 (the "Pro Forma Statements of Operations") and the Unaudited Pro Forma Combined Condensed Balance Sheet as of April 30,1996 (the "Pro Forma Balance Sheet," and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"). The Pro Forma Statements of Operations have been prepared by combining the consolidated statements of operations of the Company with the consolidated statements of operations of Ace Novelty Co., Inc. for the periods indicated, adjusted to give effect to the completion of the Acquisition, including the issuance of debt to fund such Acquisition, as if such transactions had been consummated at the beginning of each such period. The Pro Forma Balance Sheet has been prepared by combining the consolidated balance sheet of the Company as of April 30, 1996 with the assets acquired and liabilities assumed from Ace Novelty Co., Inc. as of April 30, 1996, adjusted to give effect to the completion of the Acquisition, including the issuance of debt of fund such Acquisition, as if such transactions had been consummated on April 30, 1996.

     The Pro Forma Financial Statements are based on and should be read in conjunction with (1) the notes thereto, (2) the consolidated financial statements for the Company, including the related notes thereto, included in the Company's Form 10-K for the fiscal year ended July 31, 1995 and included in the Company's Form 10-Q for the nine month period ended April 30, 1996 and (3) the consolidated financial statements for Ace Novelty Co., for the year ended July 31, 1995 and the nine month period ended April 30, 1996 included elsewhere in this Form 8-K/A.

     The Pro Forma Statement of Operations may not be indicative of the combined results of operations or combined financial position that actually would have been achieved had the Acquisition been consummated as of the dates and for the periods indicated or which may be obtained in the future.

     The pro forma adjustments are based on preliminary assumptions and estimates made by the Company's management regarding anticipated efficiencies resulting from the combined operations, reduction in costs planned by management, purchase accounting adjustments, and the fair market value of certain assets acquired in Ace. The Acquisition will be accounted for using the purchase method of accounting.

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
        AS OF APRIL 30, 1996 FOR PLAY BY PLAY TOYS & NOVELTIES, INC., AND
                              ACE NOVELTY CO., INC.

                                                     HISTORICAL                           PRO FORMA
                                          ----------------------------     ---------------------------------
                                          PLAY BY PLAY        ACE             ADJUSTMENTS          COMBINED
                                           ------------    -----------      ------------       ------------
CURRENT ASSETS:
   Cash and cash equivalents ...........   $  2,195,000    $    32,000      $ (2,227,000)(a)   $        --
   Accounts and notes receivable, net ..     13,978,000     12,253,000          (250,000)(b)     25,981,000
   Inventories .........................     25,544,000     20,794,000        (2,000,000)(b)     44,338,000
   Prepaid royalties ...................        936,000          3,000              --              939,000
   Other assets ........................        903,000           --                --              903,000
                                           ------------    -----------      ------------       ------------
       Total current assets ............     43,556,000     33,082,000        (4,477,000)        72,161,000
Property and equipment, net ............      5,745,000      5,053,000         3,647,000(b)      14,445,000
Goodwill ...............................           --             --           6,868,000(c)       6,868,000
Other assets ...........................      1,068,000           --             585,000(d)       1,653,000
                                           ------------    -----------      ------------       ------------
       Total assets ....................   $ 50,369,000    $38,135,000      $  6,623,000       $ 95,127,000
                                           ============    ===========      ============       ============
CURRENT LIABILITIES:
   Bank overdraft ......................   $        --     $   876,000      $    613,000(a)    $  1,489,000
   Current maturities of long-term debt
     and capital leases ................        166,000         18,000         1,600,000(a)       4,184,000
                                                    --            --           2,400,000(a)           --
   Accounts payable, trade .............      8,647,000      4,028,000              --           12,675,000
   Obligations  under royalty agreements        930,000        597,000              --            1,527,000
   Other accrued liabilities ...........        845,000           --                --              845,000
   Income taxes payable ................      1,211,000           --                --            1,211,000
   Deferred income tax payable .........        468,000           --                --              468,000
                                           ------------    -----------      ------------       ------------
       Total current liabilities .......     12,267,000      5,519,000         4,613,000         22,399,000
                                           ------------    -----------      ------------       ------------
LONG-TERM LIABILITIES:
   Long-term debt and capital leases,
     net of current maturities .........        109,000           --           3,000,000(a)      34,735,000
                                                   --             --           1,300,000(a)            --
                                                   --             --           9,600,000(a)            --
                                                   --             --          20,726,000(a)            --
   Deferred income tax payable .........        232,000           --                --              232,000
                                           ------------    -----------      ------------       ------------
       Total liabilities ...............     12,608,000      5,519,000        39,239,000         57,366,000
                                           ------------    -----------      ------------       ------------
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Equity in net assets acquired ..........           --       32,616,000       (32,616,000)(e)           --
Common stock, no par value .............          1,000           --                --                1,000
Additional paid in capital .............     33,501,000           --                --           33,501,000
Cumulative foreign currency
   translation adjustment ..............       (380,000)          --                --             (380,000)
Retained earnings ......................      4,639,000           --                --            4,639,000
                                           ------------    -----------      ------------       ------------

      Total shareholders' equity .......     37,761,000     32,616,000       (32,616,000)        37,761,000
                                           ------------    -----------      ------------       ------------
       Total liabilities and equity ....   $ 50,369,000    $38,135,000      $  6,623,000       $ 95,127,000
                                           ============    ===========      ============       ============

See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The following are adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet to reflect the completion of the acquisition of Ace Novelty Co., Inc., including the issuance of debt to fund such Acquisition.

(a) Reflects the recording of certain liabilities resulting from the acquisition transactions.

(b) Reflects purchase accounting adjustments to record assets at their estimated fair market value.

(c) Reflects the estimated excess of the purchase price over the estimated fair market of the net assets acquired.

(d)      Reflects the capitalization of costs related to debt issuance.

(e) Reflects the elimination of the equity in the Ace Novelty Co., Inc. net assets acquired.

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
          OPERATIONS FOR THE YEAR ENDED JULY 31, 1995 FOR PLAY BY PLAY
                           TOYS & NOVELTIES, INC., AND
                              ACE NOVELTY CO., INC.

                                                    HISTORICAL                           PRO FORMA
                                          PLAY BY PLAY             ACE          ADJUSTMENTS          COMBINED
                                         ------------       ------------       -----------       -------------
Net sales ...........................   $ 47,730,000       $ 71,371,000       $      --         $ 119,101,000
Cost of sales .......................     31,016,000         55,672,000              --            86,688,000
                                        ------------       ------------       -----------       -------------
   Gross profit .....................     16,714,000         15,699,000              --            32,413,000
Operating expenses:
  Selling, general and administrative
     expenses .......................     12,678,000         24,185,000          (977,000)(a)      36,367,000
                                                --                 --             343,000(b)             --
                                                --                 --             138,000(c)             --
   Income (loss) from operations ....      4,036,000         (8,486,000)          496,000          (3,954,000)
Interest expense ....................     (1,030,000)              --          (3,995,000)(d)      (5,142,000)
                                                --           (1,072,000)        1,072,000(e)             --
                                                                   --            (117,000)(f)            --
Other income, net ...................           --              855,000              --               855,000
                                        ------------       ------------       -----------       -------------
   Income(loss) from continuing
     operations before income tax ...      3,006,000         (8,703,000)       (2,544,000)         (8,241,000)

Income tax (provision) benefit ......     (1,108,000)              --           3,917,000(g)        2,809,000
                                        ------------       ------------       -----------       -------------
   Net (loss) income from continuing
     operations .....................      1,898,000         (8,703,000)        1,373,000          (5,432,000)

Loss from discontinued operations ...       (259,000)              --                --              (259,000)
                                        ------------       ------------       -----------       -------------
   Net income (loss) ................   $  1,639,000       $ (8,703,000)      $ 1,373,000       $  (5,691,000)
                                        ============       ============       ===========       =============

Earnings (loss) per share:
   From continuing operations           $      0.39                                             $   (1.12)
   From discontinued operations               (0.05)                                                (0.05)
   Net earnings (loss) per share        $      0.34                                             $   (1.17)

Weighted average shares outstanding        4,841,000                                                4,841,000
                                        =============                                          ===============

See accompanying notes to Unaudited Pro Forma Combined Condensed Statements of Operations.


                       PLAY BY PLAY TOYS & NOVELTIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
         OPERATIONS FOR THE NINE MONTHS ENDED APRIL 30, 1996 FOR PLAY BY
                        PLAY TOYS & NOVELTIES, INC., AND
                              ACE NOVELTY CO., INC.

                                                   HISTORICAL                           PRO FORMA
                                          PLAY BY PLAY      ACE            ADJUSTMENTS       COMBINED
                                        ------------    ------------       -----------       ------------
Net sales ...........................   $ 49,764,000    $ 42,602,000       $      --         $ 92,366,000
Cost of sales .......................     33,474,000      28,209,000              --           61,683,000
                                        ------------    ------------       -----------       ------------
   Gross profit .....................     16,290,000      14,393,000              --           30,683,000
Operating expenses:
  Selling, general and administrative
     expenses .......................     11,233,000      13,175,000          (732,000)(a)     24,037,000
                                                --              --             257,000(b)            --
                                                --              --             104,000(c)            --
   Income from operations ...........      5,057,000       1,218,000           371,000          6,646,000
Interest expense ....................       (177,000)           --          (2,996,000)(d)     (3,261,000)
                                                --        (2,765,000)        2,765,000(e)            --
                                                --              --             (88,000)(f)           --
Other income, net ...................        600,000         667,000              --            1,267,000
                                        ------------    ------------       -----------       ------------
   Income from continuing
     operations before income tax ...      5,480,000        (880,000)           52,000          4,652,000

Income tax (provision) benefit ......     (2,156,000)           --             258,000(g)      (1,898,000)
                                        ------------    ------------       -----------       ------------
   Net income from continuing
     operations .....................      3,324,000        (880,000           310,000          2,754,000
Loss from discontinued operations ...       (799,000)           --                --             (799,000)
                                        ------------    ------------       -----------       ------------
   Net income .......................   $  2,525,000    $   (880,000)      $   310,000       $  1,955,000
                                        ============    ============       ===========       ============
Earnings per share:
   From continuing operations .......   $      0.69                                          $       0.57
   From discontinued operations .....         (0.17)                                                (0.17)
                                        ------------                                         ------------
   Net earnings per share ...........   $      0.52                                          $        .40
                                        -----------                                          ------------
Weighted average shares outstanding .      4,843,000                                             4,843,000
                                         ===========                                         ============

See accompanying notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     The following are adjustments to the Unaudited Pro Forma Combined Condensed Statements of Operations to reflect the completion of the acquisition of Ace Novelty Co., Inc., including the issuance of debt to fund such acquisition.

(a) Reflects the adjustment to operations, maintenance and general for certain anticipated cost savings resulting from the consolidation of operations and corporate functions, the integration of corporate management and the elimination of certain other duplicate administrative functions.

(b) Reflects amortization of the estimated excess purchase price over the estimated fair market value of the net assets acquired of the Ace Novelty Co., Inc. business on a straight-line basis over a 20 year period.

(c) Reflects depreciation expense related to the purchase price of additional equipment over their estimated useful lives. See note (a) of Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

(d) Reflects the interest expense on (i) $34.0 million in revolving credit and term loans at an assumed annual rate of 10.0%; (ii) a $3.0 million subordinated loan at an annual interest rate of 9.0%; and (iii) a $2.9 million subordinated loan from Expo Management International, Inc., formerly known as Ace Novelty Co., Inc., at an annual interest rate of 11.2%.

(e) Reflects the removal of historical interest expense of Ace Novelty Co., Inc.

(f) Reflects amortization of debt issuance costs related to the issuance of debt to fund the acquisition.

(g) Reflects the income tax provision (benefit) associated with the pro forma adjustments calculated using the applicable statutory state income tax rates and the statutory federal income tax rate of 34.0%.

         Income tax expense, on a pro forma combined basis, differs from the amount computed when applying the applicable statutory federal income tax rates to earnings before income taxes. The reasons for the differences are as follows:

                                                            Nine Months
                                             Year Ended        Ended
                                           JULY 31, 1995   APRIL 30, 1996
                                            -----------    ----------
Computed "expected" tax expense (benefit)   $(2,802,000)   $1,582,000
   Amortization of goodwill .............       117,000        87,000
   Foreign tax ..........................       106,000        79,000
   State income taxes ...................      (254,000)      132,000
   Other ................................        24,000        18,000
                                            -----------    ----------
                                            $(2,809,000)   $1,898,000
                                            ===========    ==========